Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276216

Prospectus Supplement No. 2
(To Prospectus Dated January 23, 2024)

Metals Acquisition Limited

64,478,325 ORDINARY SHARES
6,535,304 PRIVATE WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated January 23, 2024 (as supplemented to date, the “Prospectus”), related to the (i) the issuance by us of 8,838,260 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) issuable upon the exercise of 8,838,260 outstanding Public Warrants; and (ii) the offer and resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of up to an aggregate of 55,640,065 Ordinary Shares and 6,535,304 Private Warrants issued to certain Selling Securityholders in connection with the Business Combination, with the information contained in our Report on Form 6-K, furnished with the Securities and Exchange Commission on March 19, 2024 (the “Form 6-K”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Public Warrants are listed on NYSE under the trading symbols “MTAL” and “MTAL.WS.” On March 18, 2024, the closing price for our Ordinary Shares on NYSE was $13.05 per share and the closing price for our Public Warrants on NYSE was $2.25 per unit.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the U.S. federal securities laws and, as such, are subject to certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Emerging Growth Company” and “Prospectus Summary—Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2024.

March 19, 2024

Metals Acquisition Limited Reports Drill Results Including 19.2m @ 10.4% Cu, 16.0m @ 10.4% Cu and 3m @ 13.9% Cu

ST. HELIER, Jersey--(BUSINESS WIRE)--Metals Acquisition Limited (NYSE: MTAL) (ASX:MAC):

Metals Acquisition Limited (“MAC” or the “Company”) today provides a market update on the continuing exploration and resource development at the CSA Copper Mine:

Highlights

•	The 2023 Resource and Reserve estimate is scheduled for release in Q2 2024

•	All results reported in this release are after the cut-off date (August 31, 2023) for the 2023 Resource and Reserve and will be incorporated in the subsequent Resource and Reserve Estimate update.

•	Results from QTS North (“QTSN”) include:

o	14m @ 7.9% Cu from 159m in UDD20139

o	16m @ 10.4% Cu from 102m in UDD23024

o	19.2m @10.4% Cu from 114.8m in UDD23025

•	Results from QTS Central (“QTSC”) include:

o	11.5m @ 11.8% Cu from 180.5m in UDD22052

o	6.9m @ 11.3% Cu from 114.5m in UDD22040

o	25.6m @ 6.1% Cu from 152.4m in UDD22049A

o	14.5m @ 9.0% Cu from 146.5m in UDD22054

•	Results from the near surface QTS South Upper A (“QTSSUA”) include:

o	1.7m @ 21.3% Cu from 281.2m in QSDD057C

o	3.0m @ 13.9% Cu from 268.7m in QSDD059

o	4.3m @ 14.2% Zn, 3.9% Pb and 0.8% Cu from 294.4m in QSDD060

Discussion

MAC has continued drilling since acquiring the CSA Copper Mine in June 2023 with a view to expand it’s high quality resource base to underpin a new reserve estimate and mine plan. Due to the lead time required to complete a full reserve estimate and mine plan the data cut off for the 2023 Resource and Reserve Statement is August 31,2023. All results reported in this release are after that cut off.

Results are reported as down hole widths. A complete list of post-August 2023 resource drilling is contained in Table 1 at the end of this report.

MAC CEO, Mick McMullen commented “These results continue to showcase why we think the CSA Copper Mine has a long future with continued exploration success converting the Inferred Resource to Measured and Indicated, together with adding new mineralisation to the inventory. QTS North continues to demonstrate good continuity at depth with what is in line with observed CSA Copper Mine widths and grades such as the 19.2m @ 10.4% Cu in UDD23025.

QTS Central appears to be getting wider with the new drilling which is very encouraging from what is already our highest margin ore. The shallow high-grade results from QTS South Upper A are very encouraging and work is underway in incorporating this into a resource estimate for mine planning purposes. The presence of a high-grade Zn lens in this area is interesting and drilling is underway on the shallow potions of the nearby East and West lodes to determine what mineralisation may not have been mined historically.

Following the recent A$325m capital raise associated with the ASX listing, the Company is accelerating its in mine and near mine exploration efforts given that most of the ore bodies are open. The grades at the CSA Copper Mine are high and the return on capital from adding incremental resources adjacent to existing infrastructure is compelling”

CSA Copper Mine

The CSA Copper Mine is a world class mine that consists of a series of mineralized lenses that extend from surface to a depth of over 2.3km. The main deposits are QTSN, QTSC, QTSS, East and West lenses with additional mineralisation in the near surface QTSS Upper A zone. Approximately 75% of the resources are contained in QTSN.

The resource model for QTSN commences approximately 850m below surface, with all data above that in hard copy and not in the digital database. Work is underway to digitize and validate this data and will be incorporated into a future resource update. Based on the initial information it would appear that there are reasonable prospects for additional mineralisation in the top 850m of the mine.

Refer to Figure 1 below for the location of the various deposits.

Exploration Results

Figure 1 – CSA Copper Mine Long Section

3000mN
3500mN
4000mN
surface
QTSSU-A
10 200RL
10 000RL
Concept Development
9800RL
9600RL
9400RL
9200RL
9000RL
8800RL
8600RL
8400RL
8200RL
8000RL
CLASSIFICATION
Measured
Indicated
Inferred
Mineralised
LEGEND
Diamond drill collar & trace
Stoping & underground development
QTS Central
COLLAR
COLLAR
COLLAR
QTS North
(September 2023 - February 2024 Diamond drill hole Results)
LONG SECTION
QTS CENTRAL - QTS NORTH
(looking west)
300 metres
MINE GRID
(September 2022 Resource Model shown)

Drilling has been targeting conversion of Inferred resource to Measured and Indicated for inclusion in the Reserve Estimate, as well as the known mineralized lenses to add incremental resources.

The location of the significant drill results is shown in Figure 2 below.

Figure 2 – QTSN and QTSC Long Section

At QTSN, the most recent drilling has confirmed the location of the Inferred Resource and enabled it to be upgraded as well as confirmation of the smaller mineralized lenses adjacent to the existing resource. This can be seen in Figure 3. QTSN is characterised by a series of high-grade lenses (grading plus 5% Cu) that can range in width from 10-35m surrounded by a lower grade halo on the footwall.

As drilling has progressed down dip it would appear that tonnes per vertical metre are increasing.

Figure 3 – QTSN Cross Section

QTSC is located adjacent to QTSN and is centred around a depth of 1.4km and is open both up and down dip. QTSC is typically narrower than QTSN but higher grade. As seen in Figure 4 the most recent drilling continues to confirm the presence of the high-grade mineralisation below the current working level through the Inferred Resource and into mineralised material that will extend the resource beyond its current limits.

Figure 4 – QTSC Cross Section

QTSS Upper A is a narrow (1.5 to 3m) but a high-grade zone of mineralisation that is much shallower than the rest of the mine. This lens starts approximately 120m below surface and extends to approximately 350m below surface. Drilling from surface was targeting upgrading the confidence level of the mineralization to allow inclusion in the new 2023 Resource and Reserves Estimate and for mine planning purposes.

This lens is narrower than the average QTSN and QTSC lenses but share a higher grade with QTS Central. In a mine known for high grade copper material the QTSS Upper A lens stands out based on intercepted grades of 1.7m @ 21.3% Cu in QSDD057C and 3m @ 13.9% Cu in QSDD059. These are truly exceptional Cu grades and even with diluted stope shapes for mining purposes the grade from this lens is high.

Of note also is the intercepted 4.3m @ 14.2% Zn, 3.9% Pb and 0.8% Cu in QSDD060 immediately downhole of the 0.5m @ 9.1% Cu in the same hole. The CSA Copper Mine started life as a high-grade Zn, Pb, and Cu mine in the upper portions of the mine and there exists high grade Zn and Pb zones immediately in the footwall of the higher grade Cu zones that require further investigation.

Competent and Qualified Person Statement(s)

The information in this announcement that relates to Exploration Results at the CSA Copper Mine is based on information compiled or reviewed by Patrick Adams, a Competent Person who is a Fellow of the Australian Institute of Mining and Metallurgy. Mr. Adams is employed by Cube Consulting Pty Ltd. Mr. Adams has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity being undertaken to qualify as a Competent Person as defined in the JORC Code. Mr. Adams has given (and not withdrawn) written consent to the inclusion in the report of the results reported here and the form and context in which it appears. Mr. Adams is also a Qualified Person as defined by S-K 1300 rules for mineral deposit disclosure. Mr. Adams further consents as Qualified Person to the inclusion in the report of the matters based on information in the form and context in which it appears.

Table 1 – Significant Drill Results QTSN, QTSC and QTSS Upper

Hole	East (MG)	North (MG)	RL. (MG)	EOH	Azimuth	Dip	From	To	Length	Cu %	Ag g/t	System
UDD20139	5873.06	3864.05	8474.16	310.0	74.0	-49.0	47.6	52.5	4.9	3.4	19.2	QTS North
							74.0	77.0	3.0	3.4	14.3	QTS North
							82.0	86.0	4.0	4.1	25.0	QTS North
							159.0	173.0	14.0	7.9	40.4	QTS North
UDD20142	5873.07	3863.36	8474.09	360.0	91.5	-50.0	89.1	98.9	9.8	3.8	25.0	QTS North
UDD22113	5845.08	4217.82	8515.13	380.5	57.0	-35.0	274.3	277.4	3.1	4.1	126.2	QTS North
UDD23001	5873.25	3862.57	8474.70	330.0	108.9	-37.1	115.0	119.0	4.0	3.7	14.0	QTS North
UDD23002	5873.27	3862.43	8474.25	250.0	110.7	-47.4	124.6	129.2	4.6	3.7	18.5	QTS North
UDD23005	5873.09	3862.29	8474.16	239.0	115.6	-36.0	111.3	118.6	7.3	3.0	19.2	QTS North
UDD23006	5873.29	3862.18	8474.25	276.1	116.4	-44.5	91.8	94.8	3.0	3.7	0.0	QTS North
UDD23012	5872.74	3862.43	8474.11	332.0	117.2	-57.6	25.3	28.3	3.0	3.3	16.0	QTS North
							117.6	124.0	6.4	5.4	29.5	QTS North
							202.7	206.0	3.3	4.4	0.0	QTS North
UDD23004	5873.10	3863.80	8474.16	294.5	79.5	-46.5	75.7	79.0	3.3	2.9	0.0	QTS North
							84.5	93.2	8.7	3.7	19.8	QTS North
UDD23010	5872.93	3861.10	8474.13	282.0	122.3	-43.6	83.0	87.5	4.5	3.0	17.0	QTS North
							100.8	105.2	4.4	2.9	20.5	QTS North
							125.0	129.0	4.0	3.1	15.3	QTS North
							155.1	159.7	4.6	5.8	39.5	QTS North
UDD23014A	5903.21	3961.92	8417.48	126.0	120.0	-65.5	51.4	56.8	5.4	2.6	12.0	QTS North
UDD23024	5904.02	3963.50	8418.80	180.0	78.0	-15.5	76.3	80.4	4.1	6.9	24.9	QTS North
							102.0	118.0	16.0	10.4	38.6	QTS North
UDD23029	5873.24	3862.88	8474.70	225.0	101.5	-31.0	77.8	80.9	3.1	6.0	26.7	QTS North
UDD20144	5873.32	3862.20	8474.16	400.0	116.5	-47.0	87.5	91.5	4.0	3.5	0.0	QTS North
							102.4	107.0	4.6	6.7	30.9	QTS North
							128.8	133.8	5.0	4.5	17.6	QTS North
							161.5	166.4	4.9	7.5	34.7	QTS North
UDD21096	5843.38	4211.32	8514.51	190.0	89.0	-7.5	169.7	176.2	6.5	5.7	30.0	QTS North
UDD22124	5843.99	4216.46	8513.45	460.7	46.0	-42.0	313.4	319.2	5.8	3.2	6.3	QTS North
UDD22125	5844.10	4216.17	8513.48	440.0	52.6	-44.5	310.9	314.3	3.4	8.7	27.6	QTS North
UDD22131	5844.12	4218.35	8513.69	510.9	32.5	-20.0	358.8	363.0	4.2	4.2	8.5	QTS North
UDD23003	5873.26	3862.81	8474.29	390.4	102.6	-47.2	95.1	101.3	6.2	3.2	0.0	QTS North
							152.5	155.6	3.1	3.3	17.0	QTS North
UDD23007	5873.21	3861.87	8474.26	259.8	121.5	-35.3	120.0	125.7	5.7	3.3	17.0	QTS North
							135.9	139.7	3.8	2.8	14.7	QTS North
							146.0	149.9	3.9	4.0	21.7	QTS North

Hole	East (MG)	North (MG)	RL. (MG)	EOH	Azimuth	Dip	From	To	Length	Cu %	Ag g/t	System
UDD23025	5903.75	3963.52	8418.14	218.3	79.0	-37.0	64.1	67.9	3.8	7.5	0.0	QTS North
							72.0	78.0	6.0	3.7	0.0	QTS North
							82.1	89.1	7.0	4.4	0.0	QTS North
							114.8	134.0	19.2	10.4	31.7	QTS North
UDD23030	5873.25	3863.42	8474.89	260.0	92.5	-33.0	189.8	195.0	5.2	3.6	0.0	QTS North
UDD23031	5872.95	3863.21	8474.10	295.0	94.0	-53.0	82.6	96.1	13.5	4.6	22.2	QTS North
UDD22041	6055.77	3624.71	8702.39	165.6	96.0	-47.3	98.0	106.7	8.7	3.0	5.9	QTS Central
UDD22043	6056.02	3624.32	8702.36	162.5	103.8	-46.3	99.9	108.4	8.5	4.2	11.5	QTS Central
							116.2	119.6	3.4	7.2	0.0	QTS Central
UDD22044	6055.69	3624.18	8702.44	181.8	109.3	-51.7	107.9	111.9	4.0	4.7	8.4	QTS Central
							117.0	121.1	4.1	4.0	23.5	QTS Central
UDD22047	6055.45	3624.21	8702.38	200.0	108.6	-57.5	133.0	150.0	17.0	4.7	0.0	QTS Central
UDD22051	6054.00	3626.20	8703.20	225.0	134.7	-52.6	153.3	159.1	5.8	4.4	4.4	QTS Central
UDD22052	6054.81	3623.19	8702.41	266.4	139.6	-55.6	180.5	192.0	11.5	11.8	38.9	QTS Central
UDD22042	6055.67	3624.09	8702.46	185.0	94.6	-53.4	116.5	121.2	4.7	4.6	0.0	QTS Central
							128.5	140.0	11.5	4.5	16.0	QTS Central
UDD22045	6055.50	3624.09	8702.39	200.0	95.4	-58.6	151.0	156.1	5.1	3.5	6.5	QTS Central
UDD22048	6055.33	3624.16	8702.39	213.0	109.6	-60.3	160.2	165.4	5.2	4.4	9.7	QTS Central
UDD22053	6055.21	3623.07	8702.40	213.0	135.2	-46.8	143.9	149.3	5.4	5.1	0.0	QTS Central
							151.5	158.5	7.0	4.5	8.3	QTS Central
UDD22023	6056.73	3623.30	8702.41	162.0	115.0	-32.4	93.9	102.2	8.3	5.6	27.6	QTS Central
							110.9	115.5	4.6	4.8	10.0	QTS Central
UDD22039	6056.26	3623.81	8702.49	160.0	111.0	-40.3	98.0	109.7	11.7	4.8	7.9	QTS Central
UDD22040	6055.79	3623.32	8702.47	160.5	124.0	-37.5	95.3	99.5	4.2	4.0	0.0	QTS Central
							102.8	109.0	6.2	7.5	0.0	QTS Central
							114.5	121.4	6.9	11.3	28.3	QTS Central
UDD22049A	6054.00	3626.20	8703.20	222.8	125.7	-58.4	152.4	178.0	25.6	6.1	21.7	QTS Central
UDD22054	6055.32	3622.80	8702.47	196.4	137.4	-39.6	136.6	143.0	6.4	5.1	17.7	QTS Central
							146.5	161.0	14.5	9.0	26.6	QTS Central
QSDD056	6440.22	2988.00	10258.06	321.4	268.6	-57.2	268.4	269.2	0.8	3.5	10.0	QTSS Upper A
QSDD057C	6438.24	2959.60	10257.83	301.2	266.8	-59.9	281.2	282.9	1.7	21.3	72.3	QTSS Upper A
QSDD059	6433.27	2900.58	10257.56	294.5	272.1	-57.0	268.7	271.6	3.0	13.9	43.3	QTSS Upper A
QSDD060	6437.03	2841.27	10257.29	320.1	270.1	-59.0	293.1	293.6	0.5	9.1	90.0	QTSS Upper A

Hole	From	To	Length	Cu %	Ag g/t	Pb %	Zn %	System
QSDD060	294.40	298.70	4.3	0.8	27.7	3.9	14.2	QTSS Upper A

APPENDIX 1

JORC Code, 2012 Edition – Table 1: CSA Mineral Resource, February 2024

Section 1 Sampling Techniques and Data

(Criteria in this section apply to all succeeding sections.)

Criteria	JORC Code explanation	Commentary
Sampling techniques

1.     Nature and quality of sampling (eg cut channels, random chips, or specific specialised industry standard measurement tools appropriate to the minerals under investigation, such as down hole gamma sondes, or handheld XRF instruments, etc). These examples should not be taken as limiting the broad meaning of sampling.

2.     Include reference to measures taken to ensure sample representivity and the appropriate calibration of any measurement tools or systems used.

3.     Aspects of the determination of mineralisation that are Material to the Public Report.In cases where ‘industry standard’ work has been done this would be relatively simple (eg ‘reverse circulation drilling was used to obtain 1 m samples from which 3 kg was pulverised to produce a 30 g charge for fire assay’). In other cases more explanation may be required, such as where there is coarse gold that has inherent sampling problems. Unusual commodities or mineralisation types (eg submarine nodules) may warrant disclosure of detailed information.

1.     Mostly NQ and NQ2 diamond drill holes using standard tube although in 2023 all underground drilling was NQ3 size. Minor sampling from HQ, BQ, LTK48 and LTK60 sized diamond core holes. Prior to mining, the mineral resource is typically defined by drilling on a 20mN x 20 mRL for all systems; however, QTS North is drilled at it tightest to a 20 mN x 37.5 mRL grid. Hole spacing increases to 40 mN x 40 mRL at depth and to 40 mN x 75 mRL below this.

2.     Drillhole collars were picked up by site underground surveyors and hole paths by downhole magnetic surveys. Diamond core is used to obtain high quality samples that are logged for lithological, structural, geotechnical and other attributes.

3.     Half core samples are mostly 1m in length with sample weights averaging 1.9kg. The cutting and sampling process is carried out at CSA Mine. These samples are crushed and pulverised to produce a sub sample for analysis by aqua regia digestion and ICP-AES analysis for a suit of elements including Cu, Ag, Pb, Zn, Au, Fe and S. High-grade assays are re-analysed to ensure maximum Cu recovery. Sample preparation and assaying is carried out by independent laboratory, Australian Laboratory Services (“ALS”) in Orange, NSW.

Drilling techniques	1. Drill type (eg core, reverse circulation, open-hole hammer, rotary air blast, auger, Bangka, sonic, etc) and details (eg core diameter, triple or standard tube, depth of diamond tails, face-sampling bit or other type, whether core is oriented and if so, by what method, etc).	1. Mostly NQ and NQ2 diamond drill holes using standard tube with conversion to NQ3 exclusively in 2023. Minor sampling from HQ, BQ, LTK48 and LTK60 sized diamond core holes.

Drill sample recovery

1.     Method of recording and assessing core and chip sample recoveries and results assessed.

2.     Measures taken to maximise sample recovery and ensure representative nature of the samples.

3.     Whether a relationship exists between sample recovery and grade and whether sample bias may have occurred due to preferential loss/gain of fine/coarse material.

1.     Core recovery is measured during the logging process. Driller depth markers and core presentation is checked and corrected where necessary.

2.     Core is reconstructed into continuous runs -depths are checked against the depths recorded on the core blocks.

3.     Overall, core recovery is 97.5%. Low core recovery does not impact the quality of the CSA data set.

Logging

1.     Whether core and chip samples have been geologically and geotechnically logged to a level of detail to support appropriate Mineral Resource estimation, mining studies and metallurgical studies.

2.     Whether logging is qualitative or quantitative in nature. Core (or costean, channel, etc.) photography.

3.     The total length and percentage of the relevant intersections logged.

1.     Geotechnical logging has been carried out on diamond holes since 2002 to aid in the mine design process. Geological logging of diamond drill core, to a level suitable for the: a) interpretation of domains based on geology and sulphide content. b) for metallurgical sample selection.

2.     Core is logged in full by geologists for lithology, mineralogy, structure, RQD. Core is photographed wet prior to sampling.

3.     All drillholes are logged in full.

Sub-sampling techniques and sample preparation

1.     If core, whether cut or sawn and whether quarter, half or all core taken.

2.     If non-core, whether riffled, tube sampled, rotary split, etc and whether sampled wet or dry.

3.     For all sample types, the nature, quality and appropriateness of the sample preparation technique.

4.     Quality control procedures adopted for all sub-sampling stages to maximise representivity of samples.

5.     Measures taken to ensure that the sampling is representative of the in situ material collected, including for instance results for field duplicate/second-half sampling.

6.     Whether sample sizes are appropriate to the grain size of the material being sampled.

1.     Sample intervals of typically 1m lengths are marked on the core by the Geologist. Core is cut in half using an Almonte core saw. Sample intervals are marked in the tray prior to placing half core in calico sample bags. Prior to 2017, bulk density was measured using the Archimedes method at a rate of one interval per core tray Since January 2017, every second hole had a specific gravity determination (via the Archimedes method) at the ALS assaying laboratory.

2.     Not applicable – all drilling is diamond core.

3.     Sample preparation of diamond core follows industry best practice involving coarse crushing of half core samples down to 70% passing 2mm followed by pulverization of the entire sample to a grind size of 85% passing 75 micron.

4.     All QAQC assay data is interrogated upon return from the laboratory using standard QAQC practices. There are strict procedures for processing of the core from markup to placing in a sample bag.

5.     Field QC procedures involve the use of certified reference material as assay standards, along with blanks, duplicates and barren waste. The insertion rate for standards and field duplicates (second half core) is 1 in 30.

6.     Sample sizes are considered appropriate for the semi-massive to massive style of sulphide mineralisation. Mine reconciliation data supports this.

Quality of assay data and laboratory tests

1.     The nature, quality and appropriateness of the assaying and laboratory procedures used and whether the technique is considered partial or total.

2.     For geophysical tools, spectrometers, handheld XRF instruments, etc., the parameters used in determining the analysis including instrument make and model, reading times, calibrations factors applied and their derivation, etc.

3.     Nature of quality control procedures adopted (e.g. standards, blanks, duplicates, external laboratory checks) and whether acceptable levels of accuracy (i.e. lack of bias) and precision have been established.

1.     ALS procedure ME-OG46 is followed and is considered to report total Cu recovery. The analytical technique uses aqua regia to digest the sample followed by conventional ICP-AES analysis for a list of elements including Cu, Ag, Pb, Zn, Fe and S. Most of the assay records from holes drilled prior to 2000 have been assayed using an unknown assay technique and are flagged as such in the acQuire database. Assessment of the potential impact of these assays on the resource estimate indicates that the only likely significant effect is on the Eastern and Western Systems mineral resource above 9070 mRL and 9300 mRL. respectively.

2.     No geophysical tools were used to determine element concentrations used in the resource estimation.

3.     Sample preparation checks at the crushing and pulverizing stage were carried out by the laboratory as part of their internal procedures. Laboratory QAQC involves the use of internal lab standards using certified reference material as part of the in- house procedures. Field duplicates have been collected since 2002, the difference between the mean Cu values on an annual basis is 0.02% Cu and correlation co-efficient value of 0.99 confirming no global bias. For Ag the mean duplicate values on an annual basis have a difference 0.05 g/t and correlation co-efficient value of 0.96; there is no global bias, however bias is often attributed for the higher values and is treated using top- cuts. Overall, there are 14 types of standards in the database. During 2023, eight Certified Reference Material standards with values ranging from blank to 14.7% Cu were inserted into the sample stream.

Verification of sampling and assaying

1.     The verification of significant intersections by either independent or alternative company personnel.

2.     The use of twinned holes.

3.     Documentation of primary data, data entry procedures, data verification, data storage (physical and electronic) protocols.

4.     Discuss any adjustment to assay data.

1.     Infill drilling prior to level development and geological mapping is used to verify high grade Cu zones. Chalcopyrite mineralogy is quantified visually during logging and provides a valid tool for assay correlation. Zones of Western and Eastern mineralisation defined by historic drilling were re-drilled to improve estimation quality.

2.     Twinned holes are not routinely drilled – mapping and reconciliation data is used to track grade accuracy and repeatability.

3.     Primary data was collected on paper log sheets and Excel templates. All data was imported into the on-site acQuire database which runs a series of internal validation procedures.

4.     No adjustments or calibrations were made to any assay data used in the estimate.

Location of data points

1.     Accuracy and quality of surveys used to locate drill holes (collar and down-hole surveys), trenches, mine workings and other locations used in Mineral Resource estimation.

2.     Specification of the grid system used.

3.     Quality and adequacy of topographic control.

1.     Hole collars were picked up by site underground surveyors. A small proportion of hole collars are based on design coordinates and do not have final survey coordinates. The holes are considered to have an error of <2.0m in the east-west orientation – subsequent infill drilling confirms mineralisation continuity and location of the holes with un-surveyed collars. Drillholes are routinely surveyed downhole using a multi-shot camera at 30m intervals. At the end of a drillhole, a multi-shot is run from end of hole to the collar at 3m intervals.

2.     A mine grid coordinate system is used – survey data is captured using the mine grid coordinates, therefore a grid transfer process is not required for the resource estimation process.

3.     The surface topography is adequately defined and includes the location of mine infrastructure.

Data spacing and distribution

1.     Data spacing for reporting of Exploration Results.

2.     Whether the data spacing and distribution is sufficient to establish the degree of geological and grade continuity appropriate for the Mineral Resource and Ore Reserve estimation procedure(s) and classifications applied.

3.     Whether sample compositing has been applied.

1.     Prior to mining the mineral resource is typically defined by drilling on a 20 mN x 20 mRL for all the systems; however, QTS North is drilled at tightest to a 20 mN x 37.5 mRL grid. Hole spacing increases to 40 mN x 40 mRL at depth and to 40 mN x 75 mRL below this. Hole spacing is in important factor in final resource classification.

2.     A guide to assay grade continuity was done by comparing sample grades with mapping. Assay grade continuity is quantified by variography studies and built into the resource model using copper kriging metrics to assist classification in accordance with the 2012 JORC Code.

3.     Samples are composited to 1m intervals for estimation purposes.

Orientation of data in relation to geological structure

1.     Whether the orientation of sampling achieves unbiased sampling of possible structures and the extent to which this is known, considering the deposit type.

2.     If the relationship between the drilling orientation and the orientation of key mineralised structures is considered to have introduced a sampling bias, this should be assessed and reported if material.

1.     Drillholes generally intersect mineralisation orthogonally. The steep plunge of the mineralisation means deeper holes often follow down plunge trends.

2.     De-clustered assay mean grades are compared to grade estimates to ensure the influence of de-clustering is minimised in the estimation. Clustering in the deeper parts of the resource has been considered in the resource classification process.

Sample security	1. The measures taken to ensure sample security.	1. Chain of custody is managed by CSA. Samples are stored at the mine site and delivered by a contract transport company to the ALS laboratory in Orange, NSW. Tracking sheets are used by the mine and laboratory to communicate dispatch and arrival details for each batch.
Audits or reviews	1. The results of any audits or reviews of sampling techniques and data.	1. Snowden Mining Industry Consultants reviewed the CSA mineral resource estimation and reporting procedures in 2005 and assisted with improvements. Xstract Mining Consultants assisted with the preparation of the June 2010 mineral resource including improvement recommendations. A CMPL Corporate audit was completed in 2015. All of the above audits/reviews included sections on data collection techniques. Early in 2017, Optiro Pty. Ltd completed a study on the QTS North resource, focused on determining the optimum drill spacing.

Section 2 Reporting of Exploration Results

(Criteria listed in the preceding section also apply to this section.)

Criteria	JORC Code explanation	Commentary
Mineral tenement and land tenure status

1.    Type, reference name/number, location and ownership including agreements or material issues with third parties such as joint ventures, partnerships, overriding royalties, native title interests, historical sites, wilderness or national park and environmental settings.

2.    The security of the tenure held at the time of reporting along with any known impediments to obtaining a licence to operate in the area.

1.    The CSA Mine is located on Consolidated Mining Lease No 5 (1992) (CML5), which is owned and operated by Cobar Management Pty Limited (CMPL). CMPL is wholly owned by Metals Acquisition Limited. CMPL holds Exploration Licence No 5693 (EL5693), which encompasses CML5 and Exploration Licence No 5983 (EL5983), which lies 7km north of the CSA Mine.

2.    The expiry date for CML5 is 24th June, 2028.

Exploration done by other parties	1. Acknowledgment and appraisal of exploration by other parties.	1. Other parties have not been involved on exploration activities.
Geology	1. Deposit type, geological setting and style of mineralisation.	1. CSA Mine mineralisation style is a classic Cobar style deposit. Mineralisation is shear hosted within the CSA Siltstone occurring as steeply plunging dilation zones containing veined, semi-massive and massive sulphides. The major ore bearing sulphide is chalcopyrite with lesser cubanite. Pyrrhotite is the principal sulphide gangue.
Drill hole Information

1.    A summary of all information material to the understanding of the exploration results including a tabulation of the following information for all Material drill holes:

a.    easting and northing of the drill hole collar

b.    elevation or RL (Reduced Level – elevation above sea level in metres) of the drill hole collar

c.    dip and azimuth of the hole

d.    down hole length and interception depth

e.    hole length.

2.    If the exclusion of this information is justified on the basis that the information is not Material and this exclusion does not detract from the understanding of the report, the Competent Person should clearly explain why this is the case.

1. See table below. 2. All drill holes have been reported – no information has been excluded.

Criteria	JORC Code explanation	Commentary

Borehole Intersections - Sep 1st 2023 to Feb 29th 2024

Hole	East (MG)	North (MG)	RL. (MG)	EOH	Azimuth	Dip	From	To	Length	Cu %	Ag g/t	System
UDD20139	5873.06	3864.05	8474.16	310.0	74.0	-49.0	47.6	52.5	4.9	3.4	19.2	QTS North
							74.0	77.0	3.0	3.4	14.3	QTS North
							82.0	86.0	4.0	4.1	25.0	QTS North
							159.0	173.0	14.0	7.9	40.4	QTS North
UDD20142	5873.07	3863.36	8474.09	360.0	91.5	-50.0	89.1	98.9	9.8	3.8	25.0	QTS North
UDD22113	5845.08	4217.82	8515.13	380.5	57.0	-35.0	274.3	277.4	3.1	4.1	126.2	QTS North
UDD23001	5873.25	3862.57	8474.70	330.0	108.9	-37.1	115.0	119.0	4.0	3.7	14.0	QTS North
UDD23002	5873.27	3862.43	8474.25	250.0	110.7	-47.4	124.6	129.2	4.6	3.7	18.5	QTS North
UDD23005	5873.09	3862.29	8474.16	239.0	115.6	-36.0	111.3	118.6	7.3	3.0	19.2	QTS North
UDD23006	5873.29	3862.18	8474.25	276.1	116.4	-44.5	91.8	94.8	3.0	3.7	0.0	QTS North
UDD23012	5872.74	3862.43	8474.11	332.0	117.2	-57.6	25.3	28.3	3.0	3.3	16.0	QTS North
							117.6	124.0	6.4	5.4	29.5	QTS North
							202.7	206.0	3.3	4.4	0.0	QTS North

Criteria	JORC Code explanation	Commentary

UDD23004	5873.10	3863.80	8474.16	294.5	79.5	-46.5	75.7	79.0	3.3	2.9	0.0	QTS North
							84.5	93.2	8.7	3.7	19.8	QTS North
UDD23010	5872.93	3861.10	8474.13	282.0	122.3	-43.6	83.0	87.5	4.5	3.0	17.0	QTS North
							100.8	105.2	4.4	2.9	20.5	QTS North
							125.0	129.0	4.0	3.1	15.3	QTS North
							155.1	159.7	4.6	5.8	39.5	QTS North
UDD23014A	5903.21	3961.92	8417.48	126.0	120.0	-65.5	51.4	56.8	5.4	2.6	12.0	QTS North
UDD23024	5904.02	3963.50	8418.80	180.0	78.0	-15.5	76.3	80.4	4.1	6.9	24.9	QTS North
							102.0	118.0	16.0	10.4	38.6	QTS North
UDD23029	5873.24	3862.88	8474.70	225.0	101.5	-31.0	77.8	80.9	3.1	6.0	26.7	QTS North
UDD20144	5873.32	3862.20	8474.16	400.0	116.5	-47.0	87.5	91.5	4.0	3.5	0.0	QTS North
							102.4	107.0	4.6	6.7	30.9	QTS North
							128.8	133.8	5.0	4.5	17.6	QTS North
							161.5	166.4	4.9	7.5	34.7	QTS North
UDD21096	5843.38	4211.32	8514.51	190.0	89.0	-7.5	169.7	176.2	6.5	5.7	30.0	QTS North
UDD22124	5843.99	4216.46	8513.45	460.7	46.0	-42.0	313.4	319.2	5.8	3.2	6.3	QTS North
UDD22125	5844.10	4216.17	8513.48	440.0	52.6	-44.5	310.9	314.3	3.4	8.7	27.6	QTS North
UDD22131	5844.12	4218.35	8513.69	510.9	32.5	-20.0	358.8	363.0	4.2	4.2	8.5	QTS North
UDD23003	5873.26	3862.81	8474.29	390.4	102.6	-47.2	95.1	101.3	6.2	3.2	0.0	QTS North
							152.5	155.6	3.1	3.3	17.0	QTS North

Criteria	JORC Code explanation	Commentary

UDD23007	5873.21	3861.87	8474.26	259.8	121.5	-35.3	120.0	125.7	5.7	3.3	17.0	QTS North
							135.9	139.7	3.8	2.8	14.7	QTS North
							146.0	149.9	3.9	4.0	21.7	QTS North
UDD23025	5903.75	3963.52	8418.14	218.3	79.0	-37.0	64.1	67.9	3.8	7.5	0.0	QTS North
							72.0	78.0	6.0	3.7	0.0	QTS North
							82.1	89.1	7.0	4.4	0.0	QTS North
							114.8	134.0	19.2	10.4	31.7	QTS North
UDD23030	5873.25	3863.42	8474.89	260.0	92.5	-33.0	189.8	195.0	5.2	3.6	0.0	QTS North
UDD23031	5872.95	3863.21	8474.10	295.0	94.0	-53.0	82.6	96.1	13.5	4.6	22.2	QTS North
UDD22041	6055.77	3624.71	8702.39	165.6	96.0	-47.3	98.0	106.7	8.7	3.0	5.9	QTS Central
UDD22043	6056.02	3624.32	8702.36	162.5	103.8	-46.3	99.9	108.4	8.5	4.2	11.5	QTS Central
							116.2	119.6	3.4	7.2	0.0	QTS Central
UDD22044	6055.69	3624.18	8702.44	181.8	109.3	-51.7	107.9	111.9	4.0	4.7	8.4	QTS Central
							117.0	121.1	4.1	4.0	23.5	QTS Central
UDD22047	6055.45	3624.21	8702.38	200.0	108.6	-57.5	133.0	150.0	17.0	4.7	0.0	QTS Central
UDD22051	6054.00	3626.20	8703.20	225.0	134.7	-52.6	153.3	159.1	5.8	4.4	4.4	QTS Central
UDD22052	6054.81	3623.19	8702.41	266.4	139.6	-55.6	180.5	192.0	11.5	11.8	38.9	QTS Central
UDD22042	6055.67	3624.09	8702.46	185.0	94.6	-53.4	116.5	121.2	4.7	4.6	0.0	QTS Central
							128.5	140.0	11.5	4.5	16.0	QTS Central

Criteria	JORC Code explanation	Commentary

UDD22045	6055.50	3624.09	8702.39	200.0	95.4	-58.6	151.0	156.1	5.1	3.5	6.5	QTS Central
UDD22048	6055.33	3624.16	8702.39	213.0	109.6	-60.3	160.2	165.4	5.2	4.4	9.7	QTS Central
UDD22053	6055.21	3623.07	8702.40	213.0	135.2	-46.8	143.9	149.3	5.4	5.1	0.0	QTS Central
							151.5	158.5	7.0	4.5	8.3	QTS Central
UDD22023	6056.73	3623.30	8702.41	162.0	115.0	-32.4	93.9	102.2	8.3	5.6	27.6	QTS Central
							110.9	115.5	4.6	4.8	10.0	QTS Central
UDD22039	6056.26	3623.81	8702.49	160.0	111.0	-40.3	98.0	109.7	11.7	4.8	7.9	QTS Central
UDD22040	6055.79	3623.32	8702.47	160.5	124.0	-37.5	95.3	99.5	4.2	4.0	0.0	QTS Central
							102.8	109.0	6.2	7.5	0.0	QTS Central
							114.5	121.4	6.9	11.3	28.3	QTS Central
UDD22049A	6054.00	3626.20	8703.20	222.8	125.7	-58.4	152.4	178.0	25.6	6.1	21.7	QTS Central
UDD22054	6055.32	3622.80	8702.47	196.4	137.4	-39.6	136.6	143.0	6.4	5.1	17.7	QTS Central
							146.5	161.0	14.5	9.0	26.6	QTS Central

Note:
Borehole intersects criteria based on Copper grade >2.5% and >3m.

Criteria	JORC Code explanation	Commentary

Hole	East (MG)	North(MG)	RL. (MG)	EOH	Azimuth	Dip	From	To	Length	Cu %	Ag g/t	System
QSDD056	6440.22	2988.00	10258.06	321.4	268.6	-57.2	268.4	269.2	0.8	3.5	10.0	QTSS Upper A
QSDD057C	6438.24	2959.60	10257.83	301.2	266.8	-59.9	281.2	282.9	1.7	21.3	72.3	QTSS Upper A
QSDD059	6433.27	2900.58	10257.56	294.5	272.1	-57.0	268.7	271.6	3.0	13.9	43.3	QTSS Upper A
QSDD060	6437.03	2841.27	10257.29	320.1	270.1	-59.0	293.1	293.6	0.5	9.1	90.0	QTSS Upper A

Note:
The intersects criteria is not apply to QTSS Upper A due to its mineralisation style as narrow vein.

Zinc
Results

Hole	Sample ID	From	To	Length	Cu %	Ag g/t	Pb %	Zn %
QSDD060	CU157624	285.50	286.10	0.6	0.0	2.0	0.6	1.0
QSDD060	CU157632	293.60	294.40	0.8	1.6	31.0	0.2	1.7
QSDD060	CU157633	294.40	295.20	0.8	0.6	24.0	7.0	16.8
QSDD060	CU157634	295.20	295.90	0.7	0.6	16.0	2.5	25.2
QSDD060	CU157637	297.70	298.70	1.0	1.2	64.0	9.7	30.0

Data aggregation methods

1.    In reporting Exploration Results, weighting averaging techniques, maximum and/or minimum grade truncations (eg cutting of high grades) and cut-off grades are usually Material and should be stated.

2.    Where aggregate intercepts incorporate short lengths of high grade results and longer lengths of low grade results, the procedure used for such aggregation should be stated and some typical examples of such aggregations should be shown in detail.

3.    The assumptions used for any reporting of metal equivalent values should be clearly stated.

1.    The Exploration Results criteria for borehole intersects is based on Cu grade > 2.5% and > 3m. This criteria is not apply for QTS South Upper A due to its mineralization style as narrow vein. Cu and Ag grade calculated by length weighted average.

2.    No top-cut (grade capping) has been used.

3.    No metal equivalent values are used.

Relationship between mineralisation widths and intercept lengths

1.    These relationships are particularly important in the reporting of Exploration Results.

2.    If the geometry of the mineralisation with respect to the drill hole angle is known, its nature should be reported.

3.    If it is not known and only the down hole lengths are reported, there should be a clear statement to this effect (eg ‘down hole length, true width not known’).

1.    Overall, the mineralisation structures are trending North-South and vertical.

2.    The drilling programs are considering drillhole with azimuth oriented to improve the intercepted angle between mineralization structures and drillhole.

3.    Only down hole length is considered for reporting purposes.

Criteria	JORC Code explanation	Commentary
Diagrams	1. Appropriate maps and sections (with scales) and tabulations of intercepts should be included for any significant discovery being reported These should include, but not be limited to a plan view of drill hole collar locations and appropriate sectional views.	1. See figures below.

Balanced reporting	1. Where comprehensive reporting of all Exploration Results is not practicable, representative reporting of both low and high grades and/or widths should be practiced to avoid misleading reporting of Exploration Results.	1. All exploration results are reported with all drill holes and significant intercepts listed in the included table above.
Other substantive exploration data	1. Other exploration data, if meaningful and material, should be reported including (but not limited to): geological observations; geophysical survey results; geochemical survey results; bulk samples – size and method of treatment; metallurgical test results; bulk density, groundwater, geotechnical and rock characteristics; potential deleterious or contaminating substances.	1. There is no other substantive exploration data.

Criteria	JORC Code explanation	Commentary
Further work

1.    The nature and scale of planned further work (eg tests for lateral extensions or depth extensions or large-scale step-out drilling).

2.    Diagrams clearly highlighting the areas of possible extensions, including the main geological interpretations and future drilling areas, provided this information is not commercially sensitive.

1. Drill holes are planned to test lens extensions along strike and vertical axis. 2. The long section above shows QTS North and QTS Central resource as targets for drilling activities.